Exhibit 10-27

SEPARATION AGREEMENT AND
GENERAL RELEASE

          This Separation Agreement and General Release is made and entered into as of the 28th day of June, 2002 by and among Thomas S. Richards (hereinafter referred to as the "Executive"), ENERGY EAST CORPORATION, a New York corporation ("Energy East"), and RGS ENERGY GROUP, INC., a New York corporation or its successor (together, "RGS"). Capitalized terms used and not defined herein shall have the meaning as provided in the Employment Agreement (as defined below).

W I T N E S S E T H :

          WHEREAS, the Executive, Energy East and RGS are parties to an Amended and Restated Employment Agreement dated as of February 16, 2001 (the "Employment Agreement"); and

          WHEREAS, RGS, Energy East and Eagle Merger Corp. are parties to an Agreement and Plan of Merger dated as of February 16, 2001 (the "Merger Agreement"); and

          WHEREAS, the Executive has agreed to resign, effective as of the Effective Date from (i) employment with RGS, (ii) all offices, directorships and similar positions with RGS, its subsidiaries and related entities; and

          WHEREAS, the Executive and Energy East and RGS have agreed that the Executive's termination will be treated as a termination by the Executive for Good Reason under Section 7.2 of the Employment Agreement; and

          WHEREAS, the parties wish to amend the Employment Agreement to provide that (i) the Executive will not serve as an officer or director of Energy East or its subsidiary New York State Electric & Gas Corporation, (ii) to provide for a period when the Executive will be restricted from competing with Energy East, its subsidiaries and related entities; (iii) to identify certain payments and benefits to be provided the Executive by reason of his termination, and (iv) to resolve any and all outstanding issues and claims that may arise out of the Employment Agreement, the Executive's employment by RGS, its subsidiaries and affiliates and the Executive's termination of employment.

          NOW, THEREFORE, in consideration of the mutual promises herein contained, it is agreed as follows:

          1.     Resignation. Effective as of the Effective Date, the Executive shall resign from any offices, directorships, similar positions and other affiliations that the Executive holds or has with RGS and its subsidiaries, affiliates and related entities; provided, however, that notwithstanding anything contained herein or in the Employment Agreement to the contrary, the Executive will be deemed to be an employee through July 12, 2002 solely for purposes of making effective elections for the manner and timing of payment of benefits under the Company's qualified and supplemental retirement plans (it being understood that from the Effective Date until July 12, 2002, the Executive shall (x) have no duties, authority or responsibilities with Energy East, its subsidiaries and related entities, (y) be credited with no service or age credit for purposes of eligibility, vesting or benefit accrual under any employee benefit plan of Energy East, its subsidiaries and related entities, and (z) except as expressly provided for herein, receive no compensation or employee benefits from Energy East, its subsidiaries and related entities). A copy of the Executive's resignation is attached hereto as Exhibit A. Notwithstanding Section 8 of the Employment Agreement regarding notice of termination of the Executive's employment, the Date of Termination as set forth in the Employment Agreement shall be the Effective Date. Energy East and RGS agree that the Executive's resignation will be treated as a termination by the Executive for Good Reason under Section 7.2 of the Employment Agreement. The parties further agree the Executive will not serve as an officer or director of Energy East or its subsidiary New York State Electric & Gas Corporation as contemplated by Section 4 of the Employment Agreement. This Separation Agreement and General Release shall become effective on the Effective Date, provided that the Executive has not earlier revoked it under paragraph 15 below.

          2.     Severance Payment. Within fifteen (15) days following the Effective Date, Energy East agrees to make, or cause to be made a lump sum payment to the Executive of FOUR MILLION ONE HUNDRED ONE THOUSAND NINE HUNDRED SEVENTY FOUR DOLLARS ($4,101,974.00). The Executive acknowledges and agrees that this lump sum payment contains consideration in addition to anything of value to which the Executive is already entitled. This payment shall be made by wire transfer in accordance with instructions to be provided by the Executive. This lump sum payment is comprised of the amounts set forth on Exhibit B annexed hereto.

          3.     Option Grant. In addition to the payment described in paragraph 2 hereof, Energy East shall grant to the Executive, on the Effective Date, immediately prior to the Executive's resignation described in paragraph 1, an option to purchase 150,000 shares of Energy East common stock ("Common Stock") pursuant to, and subject to the terms and conditions of, the Energy East 2000 Stock Option Plan (the "Option Plan"). The Initial Option Grant shall be vested upon grant and shall remain exercisable until the first anniversary following the Effective Date. The shares granted pursuant to this paragraph shall have a per-share exercise price equal to the Fair Market Value (as defined in the Option Plan) of the Common Stock on the Effective Date. Except as expressly provided herein, the Initial Option Grant shall have the same terms and conditions as options granted under the Option Plan to the Peer Executives. A copy of the option agreement evidencing the Initial Option Grant is attached hereto as Exhibit C.

          4.     Benefit Continuation. For a period of three years following the Effective Date, the Executive shall continue to participate in the health, life insurance and accidental death and dismemberment plans made available by RGS from time to time to their executives and key management employees on the same basis as if the Executive had remained an employee of such entities, provided that to the extent such participation is not permitted by the terms of such plans, Energy East will arrange for alternative coverage that is substantially equivalent or, with respect to the health plans only, pay to the Executive an amount equal, on a net after-tax basis, to the premiums charged under such plans for such coverage to persons electing to receive it pursuant to the continuation coverage requirements of Section 4680B of the Code.

          5.     Excise Tax; Reimbursement of Legal Fees. Energy East's and RGS's obligations under Sections 7.4, 7.5 and 7.6 of the Employment Agreement shall survive in accordance with their terms.

          6.     Reimbursement for Business Expenses. RGS and Energy East agree to reimburse the Executive for all business expenses actually and reasonably incurred by the Executive in the performance of his duties during his employment in accordance with policy and for which the Executive provides appropriate documentation.

          7.     No Other Benefits. Except as specifically set forth in this Separation Agreement and General Release, the Executive expressly acknowledges and agrees that the Executive is not entitled to receive any severance pay, severance benefits, compensation or employee benefits of any kind whatsoever from any of the EE Entities.

          8.     Executive's Release of EE Entities. (a) In consideration for the payments set forth in paragraph 2 through paragraph 5 above, the Executive for himself, his heirs, administrators, representatives, executors, successors and assigns (collectively "Releasers") hereby irrevocably and unconditionally releases, acquits and forever discharges and agrees not to sue Energy East, RGS and their respective subsidiaries, divisions, affiliates and related entities and their respective current and former directors, officers, shareholders, trustees, employees, consultants, independent contractors, representatives, agents, servants, successors and assigns and all persons acting by, through or under or in concert with any of them (collectively "Releasees"), from all rights and liabilities up to and including the date of this Agreement arising under or relating to the Employment Agreement and from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of actions, suits, rights, demands, costs, losses, debts and expenses of any nature whatsoever, known or unknown, suspected or unsuspected arising out of or in connection with the Executive's employment relationship with Energy East, RGS and their respective subsidiaries and related entities and any claims of wrongful discharge, breach of contract, implied contract, promissory estoppel, defamation, slander, libel, tortious conduct, employment discrimination or claims under any federal, state or local employment statute, law, order or ordinance, including any rights or claims arising under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. Section 621 et seq. ("ADEA"), or any other federal, state or municipal ordinance relating to discrimination in employment; provided, however, that nothing in this paragraph shall be construed to limit the ability of either party to sue for any act or omission which occurs subsequent to termination of the employment relationship as it relates to the ADEA. The consideration described herein contains additional amounts for the Executive's waiver of any and all ADEA claims arising out of his employment relationship with Energy East, RGS and their respective subsidiaries and related entities. Nothing contained herein shall restrict the parties' rights to enforce the terms of this Agreement.

          (b)     The Release set forth above specifically excludes any claim for benefits to which the Executive may be entitled under the RGS Pension Plan, RGS 401(k) Plan, any supplemental retirement plan of RGS or the Company in which the Executive participates, any welfare plan of RGS or the Company in which the Executive participates or by application of any federal or state law providing for the continuation of welfare benefits, including but not limited to, COBRA and state insurance conversion requirements. The Executive's entitlement to benefits under the RGS Pension Plan, the RGS 401(k) Plan, any applicable supplemental retirement plans or welfare plan shall be determined in accordance with the provisions of those Plans. The Release set forth above also specifically excludes the Executive's indemnification as an officer, director and employee of RGS its subsidiaries and related entities as set forth in the Merger Agreement, and as an officer, director and employee of Energy East, its subsidiaries and related entities.

          (c)     Expressly excluded from the release provided in this paragraph is any claim (including, but not limited to, a claim for breach of any provision of this Agreement) or obligation under this Separation Agreement and Release and the Employment Agreement (as amended by this Separation Agreement and General Release).

          (d)     The parties agree that this Agreement shall not affect the rights and responsibilities of the US Equal Employment Opportunity Commission (hereinafter "EEOC") to enforce the Age Discrimination in Employment Act of 1967, as amended and other laws. In addition, the parties agree that this Separation Agreement and General Release shall not be used to justify interfering with the Executive's protected right to file a charge or participate in an investigation or proceeding conducted by the EEOC. The parties further agree that the Executive knowingly and voluntarily waives all rights or claims (that arose prior to the Executive's execution of this Agreement) the Releasers may have against the Releasees, or any of them, to receive any benefit or remedial relief (including, but not limited to, reinstatement, back pay, front pay, damages, attorneys' fees, experts' fees) as a consequence of any investigation or proceeding conducted by the EEOC.

          9.     EE Entities Release of Executive. (a) Energy East, RGS, their respective subsidiaries and related entities do hereby release, acquit and forever discharge and agree not to sue the Executive, his heirs, executors, administrators, agents, servants, successors, and assigns and all persons acting on, through, or under or in concert with any of them or any of them, from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of actions, suits, rights, demands, costs, losses, debts and expenses (including attorneys' fees and costs actually incurred), up to and including the date of this Agreement, of any nature whatsoever, known or unknown, suspected or unsuspected arising out of or in connection with the Executive's employment relationship with Energy East, RGS and their respective subsidiaries and related entities.

          (b)     Expressly excluded from the release provided in this paragraph is any claim or obligation under this Separation Agreement and Release and the Employment Agreement (as amended by this Separation Agreement and General Release). Also specifically excluded from this release are any claims which Energy East, RGS and their respective subsidiaries and related entities may have against the Executive that arise or are alleged to arise out of criminal conduct on the part of the Executive.

          10.     Mutual Non-Disclosure. In further consideration for the payment described in paragraph 2 above, the Executive represents that he has kept the terms of this Separation Agreement and Release confidential. In addition, the existence of and terms and conditions of this Separation Agreement and General Release shall be held confidential by the Executive and by the officers and directors of Energy East and RGS, except for disclosure (a) by any such person as may be required by applicable laws, (b) by Energy East, RGS or the Executive to their respective legal and financial advisors, each of whom shall be instructed by such party to maintain the terms of this Separation Agreement and General Release in strict confidence in accordance with the terms hereof, (c) by the Executive to his spouse, who shall be instructed by the Executive to maintain the terms of this Separation Agreement and General Release in strict confidence in accordance with the terms hereof, (d) by any such person if required by order of a court or other body having jurisdiction over such matter, and (e) by Energy East or RGS or the Executive with the written consent of the Executive or Energy East or RGS, respectively.

          11.     Mutual Non-Disparagement. The Executive and his immediate family agree to refrain from criticizing or making disparaging or derogatory comments about Energy East, RGS, their respective subsidiaries and related entities and the officers, directors, employees, agents, products or services of Energy East, RGS and their respective subsidiaries and related entities, and Energy East agrees that the respective officers and directors of Energy East, the Company and RGS shall refrain from criticizing or making disparaging or derogatory comments about the Executive. Except as required by applicable law or court order, the Executive and Energy East agree that (a) the press release attached as Exhibit D hereto shall be the only press release issued by the parties hereto and their respective affiliates concerning the Executive's termination of employment and service with RGS and its affiliates and (b) the parties and their respective affiliates shall make no public statements concerning the Executive's termination of employment and service with RGS and its affiliates that is inconsistent with the Press Release or provides information or characterizations of facts or events not contained in the Press Release.

          12.     Non-Competition Covenant. Section 10.2 of the Employment Agreement is amended to provide as follows: Except as permitted by Energy East upon its prior written consent, the Executive shall not for the period ending on the third anniversary of the Effective Date, enter, directly or indirectly, into the employ of or render or engage in, directly or indirectly, any services to any person, firm or corporation within the "Restricted Territory," which is a major competitor of Energy East, RGS, Rochester Gas and Electric Corporation, New York State Electric & Gas Corporation, or any of their subsidiaries or affiliates (each, an "EE Entity") with respect to products which any EE Entity is then producing or services which any EE Entity is then providing (a "Competitor"). However, it shall not be a violation of the immediately preceding sentence for the Executive to be employed by, or render services to, a Competitor, if (a) the Executive renders those services only in lines of business of the Competitor which are not directly competitive with a primary line of business of any EE Entity or are outside of the Restricted Territory or (b) following the second anniversary of the Effective Date, the Executive renders those services in connection with an unregulated business of a Competitor. For purposes of this paragraph, the "Restricted Territory" shall be the states and/or commonwealths of Connecticut, Maine, Maryland, Massachusetts, New Hampshire, New Jersey, New York, Pennsylvania, Rhode Island, and Vermont.

          13.     Full Force and Effect. The Executive's obligations under Section 10.2 of the Employment Agreement shall continue on and following the Effective Date as modified by paragraph 12 hereof. As of the Effective Date, Sections 1, 7.4, 7.5, 7.6, 9, 10.1, 11, 12, 13, 14, 15, 16 and 17 of the Employment Agreement shall survive in accordance with their terms and the remainder of the Employment Agreement shall be void and of no further force and effect, except to the extent that definitions of capitalized terms are set forth therein.

          14.     Cooperation. The Executive shall reasonably cooperate with Energy East, RGS and their respective subsidiaries and related entities without further compensation or consideration (except for reimbursement of ordinary, necessary and reasonable business expenses for legal fees, food, transportation and/or lodging, if any, incurred in fulfillment of a reasonable specific request for cooperation) in connection with business activities in which the Executive was involved or had knowledge. Such cooperation shall include, but not be limited to, reasonably requested sworn testimony. Notwithstanding the foregoing, following the end of the Consulting Period, if any cooperation by the Executive involves more than one day, Energy East shall pay the Executive a per diem of $1500.

          15.     ADEA Rights. The Executive acknowledges that Energy East, RGS, and their respective subsidiaries and related entities have specifically advised him of the right to seek the advice of an attorney concerning the terms and conditions of this Agreement. The Executive further acknowledges that he has been furnished with a copy of this Separation Agreement and General Release, and he has been afforded 21 (twenty-one) days in which to consider the terms and conditions set forth above prior to signing the Separation Agreement and General Release. By executing this Separation Agreement and General Release, the Executive affirmatively states that he has had sufficient and reasonable time to review this Separation Agreement and General Release and to consult with an attorney concerning his legal rights prior to the final execution of this Agreement. The Executive further agrees that he has carefully read this Separation Agreement and General Release and fully understands its terms. The Executive understands that he may revoke this Agreement within seven (7) days after signing this Separation Agreement and General Release. Revocation of the Separation Agreement and General Release must be made in writing and must be received by Richard Benson, Vice President Human Resources, Energy East Management Corporation, Ithaca - Dryden Road, Ithaca, N.Y. 14852-3287 within the time period set forth above.

          16.      Counterparts. This Separation Agreement and General Release may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.

          17.     Entire Agreement. This Separation Agreement and General Release together with the Employment Agreement as amended hereby set forth the parties entire agreement in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto, except as otherwise provided in this Separation Agreement and General Release and the Employment Agreement as amended hereby.

          18.     Consulting Services. From the Effective Date until the first anniversary thereof (the "Consulting Period"), the Executive shall (a) serve in an advisory capacity to the Company and render such services in connection with the business of the Company and (b) make himself reasonably available to the Company to respond to requests for information concerning matters involving facts or events relating to the Company that may be within the Executive's knowledge, in each case, as may be reasonably requested from time to time by the Company after taking into account any personal, business and employment obligations that the Executive may have; provided, however, that in no event shall the Executive be required to render such services in excess of 500 hours. In consideration for such services, the Executive shall be paid within fifteen (15) days after the Effective Date a consulting fee of $150,000. Notwithstanding anything contained herein or in the Employment Agreement to the contrary, except as provided in Section 1, during the Consulting Period, the Executive (a) will not be deemed to be an employee and will be an independent contractor, (b) will be credited with no service or age credit for purposes of eligibility, vesting or benefit accrual under any employee benefit plan of Energy East, its subsidiaries and related entities, and (c) except as expressly provided for herein, receive no compensation or employee benefits from Energy East, its subsidiaries and related entities.

          19.     Tax Withholding. Except for any payments made pursuant to paragraph 18, notwithstanding any other provision of this Agreement, Energy East and RGS may withhold from any amounts payable under this Agreement, or any other benefits received pursuant hereto, such minimum Federal, state and/or local taxes, FICA and such other deductions as may be required to be withheld under any applicable law or regulation.

          IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

ENERGY EAST CORPORATION /s/ Robert D. Kump By: Robert D. Kump Title Vice President, Treasurer & Secretary
RGS ENERGY GROUP, INC. /s/ Michael T. Tomaino By: Michael T. Tomaino Title Senior Vice President & General Counsel
/s/ Thomas S. Richards Thomas S. Richards

Exhibit A

June 28, 2002

Energy East Corporation
RGS Energy Group, Inc.
P.O. Box 12904
Albany, New York 12212-2904

Ladies and Gentlemen:

          Effective on the date hereof, I hereby resign from my employment with RGS and from all offices, directorships and similar positions with RGS, its subsidiaries and related entities.

Sincerely yours,
/s/ Thomas S. Richards
Thomas S. Richards

Exhibit B

Schedule of Payments for Thomas S. Richards
Payment Type	Amount
Base Salary ($491,150 per year) x 3	$1,473,450.00
Target Bonus ($343,805 per year) x 3	$1,031,415.00
Present Value Pension Differential	$1,497,109.00
Outplacement/Relocation	$100,000.00
TOTAL	$4,101,974.00

Exhibit C

ENERGY EAST CORPORATION

2000 Stock Option Plan

2002 STOCK OPTION AWARD AGREEMENT

          1.     Pursuant to the provisions of the 2000 Stock Option Plan, as it may be amended from time to time (hereinafter called the "Plan"), of Energy East Corporation (hereinafter called the "Company"), the Company hereby grants to Thomas S. Richards (hereinafter called the "Optionee") as of June 28, 2002 (the "Effective Date") and immediately prior to his resignation as described in the Separation Agreement and General Release dated as of June 28, 2002, subject in all respects to the terms and conditions of the Plan and subject further to the terms and conditions herein set forth, the right and option to purchase from the Company all or any part of an aggregate of 150,000 shares of Common Stock ($.01 Par Value) of the Company at the purchase price of $22.25 per share (hereinafter called the "Option"). Capitalized terms not defined herein shall have the same definitions as in the Plan.

          2.     The Option is a Non-Statutory Stock Option and is intended not to qualify as an Incentive Stock Option under Section 422 of the Code.

          3.     As of the Effective Date, the Option will be immediately vested and exercisable and shall remain exercisable until the first anniversary of the Effective Date ("Option Expiration Date"). Partial exercises of the Option shall be made only with respect to whole shares of the Company's Common Stock.

          4.     In addition to the grant of the Option hereunder, the Optionee is hereby granted Stock Appreciation Rights in tandem with the Option which entitle the Optionee to receive from the Company, upon the exercise of such Stock Appreciation Rights, an amount equal to the excess of the Fair Market Value of a share of the Company's Common Stock, determined on the date of the exercise, over the exercise price of the Option. Stock Appreciation Rights shall be exercisable under the same terms and conditions contained in Article 3 herein and shall expire on the Option Expiration Date. Upon their exercise, Stock Appreciation Rights shall be settled in cash. The exercise of Stock Appreciation Rights granted shall result in the corresponding cancellation of the Option to the extent of the number of shares of the Company's Common Stock as to which Stock Appreciation Rights are exercised. The exercise of the Option shall result in the corresponding cancellation of the Stock Appreciation Rights to the extent of the number of shares of the Company's Common Stock as to which the Option is exercised. The Option and the Stock Appreciation Rights are collectively referred to hereinafter as "Awards".

          5.     Neither the Option nor any right hereunder shall be assignable or transferable by the Optionee or be subject to any lien, obligation or liability of the Optionee, except that the Option may be transferred:

(a)  by the Optionee by will or the laws of descent and distribution;

(b)  by the Optionee, with the prior written consent of the committee administering the Plan ("Committee"), by gift to (i) the Optionee's spouse or a child or grandchild of the Optionee or of the Optionee's spouse, or (ii) a trust or an estate in which the Optionee or the Optionee's spouse or a child or grandchild of the Optionee or of the Optionee's spouse has a substantial interest; and

(c)  by the Optionee, with the prior written consent of the Committee, pursuant to a domestic relations order as defined in Section 414 of the Code, or any successor provision.

          In the event of a transfer, the Option shall continue to be subject to all the terms and conditions contained herein and the Optionee shall remain obligated to pay to the Company, upon the exercise of the Option by the Optionee's transferee, amounts sufficient to satisfy any applicable federal, state and local withholding tax requirements. The Option may not be further transferred by the Optionee's transferee, except by will or the laws of descent and distribution. Moreover, the Committee may require a transferee who acquires the Option pursuant to Subsections (b) or (c) above to furnish to the Company, as a condition to the issuance of shares upon the exercise of the Option, an agreement (in such form as the Committee may specify) that is executed by the transferee and that contains such provisions, including representations and restrictions as to the transferability of the shares, as are required by the Committee.

          A transfer of all or any portion of the Option shall result in the concurrent transfer of the related tandem Stock Appreciation Rights. Stock Appreciation Rights may not be transferred by themselves.

          6.     Unless otherwise provided by the Committee, the Option, or any portion thereof, shall be exercised by a written notice (in such form as the Committee may specify) that is addressed to the Secretary of the Company and that specifies the number of shares with respect to which it is being exercised and the total exercise price. The written notice shall be accompanied by the payment of the exercise price in cash or the equivalent payable to the Company, or, unless otherwise provided by the Committee, by tendering (either actually or by delivery of a Committee-approved form attesting to stock ownership) previously acquired shares of the Company's Common Stock which are owned by the Optionee (or the Optionee's transferee) and which are not subject to any pledge or other security interest, or by any combination of the foregoing. With respect to shares tendered in lieu of the payment of cash or cash equivalents, such shares shall be valued on the basis of their Fair Market Value on the date of exercise. Unless otherwise provided by the Committee, an Option shall not be deemed exercised until the date ("Exercise Date") that both a written notice of exercise and the payment of the exercise price in the form required herein is provided to the Company in accordance with the provisions of Section 9 hereof.

          The Committee, in its sole discretion, may, in lieu of delivering shares covered by the exercised Option, settle the exercise of the Option by means of a cash payment to the Optionee (or the Optionee's transferee) equal to the difference between the Fair Market Value of the Company's Common Stock determined on the Exercise Date and the Option Price. The Committee shall at the same time return to the Optionee (or the Optionee's transferee) any payment for the shares covered by the Option.

          Unless otherwise provided by the Committee, (i) the Stock Appreciation Rights shall be exercised by delivery of a written notice that is addressed to the Secretary of the Company and that specifies the number of shares with respect to which the Stock Appreciation Right is being exercised, and (ii) the Exercise Date with respect to a Stock Appreciation Right shall be the date the written notice of exercise of the Stock Appreciation Right is provided to the Company in accordance with the provisions of Section 9 hereof.

          7.     As a condition to the issuance of shares of Common Stock of the Company under the Option, the Optionee shall remit (or cause to be remitted) to the Company an amount sufficient to satisfy any applicable federal, state and local withholding tax requirements. An Optionee may, totally or in part, satisfy this obligation by electing to have shares withheld (with the consent of the Optionee's transferee, in the event the Option is exercised by a transferee) or by delivering other shares having a Fair Market Value equal to the amount required to be withheld, provided that this election is made in writing on or prior to the date of the exercise of the Option. The Fair Market Value of any shares so withheld or delivered shall be determined as of the date the taxes are required to be withheld.

          8.     The Company shall, on or as soon as practicable after the date of the exercise of all or a portion of the Option, deliver to the Optionee (or the Optionee's transferee) a certificate or certificates for the appropriate number of shares of the Company's Common Stock (or in the event that the Company is using a book entry system, make the appropriate book entry). Notwithstanding anything to the contrary contained in the Plan or this Agreement, the Company shall not be required to issue shares of Common Stock until all applicable legal, listing, registration and regulatory requirements or approvals relating to the issuance have been satisfied or obtained. The shares of the Company's Common Stock issued upon the exercise of an Option may not be transferred except in accordance with all applicable federal and state securities laws, rules and regulations. Certificates issued to transferees of the Optionee may contain legends reflecting any restrictions on transferability imposed by the Company in order to comply with such laws, rules and regulations. The Company shall not be required to register any shares issued to any transferees of the Optionee.

          9.     All notices under this Agreement shall be in writing. Notices, other communications and payments provided for in this Agreement shall be deemed to have been duly given or made when delivered in person or when mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the Company at the address set forth below or to the Optionee at the address set forth on the signature page of this Agreement or to such substitute address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:

Corporate Secretary
Energy East Management Corporation
P.O. Box 3287
Ithaca, New York 14852-3287
Attention: Paul T. Karakantas

Notice to the Company may be given by telecopy and shall be deemed to have been given when received by the Company at the telecopy number designated by the Company.

          10.     In the event of any change in corporate capitalization (including, but not limited to, a change in the number of shares of Common Stock outstanding), such as a stock split or a corporate transaction, such as any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Company, any reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code) or any partial or complete liquidation of the Company, then in any such event the number and kind of shares subject to the Awards and the exercise price per share may be appropriately adjusted consistent with such change in such manner as the Committee in its sole discretion may deem equitable. If deemed necessary or appropriate by the Committee, provision may be made for the payment to the Optionee of a cash amount in cancellation of the Award equal to its then-value, as determined by the Committee; provided, that if such event takes place in connection with a Change of Control such value shall be based on the value received by the holders of the outstanding Common Stock in connection with the Change of Control. Notwithstanding the foregoing, the number of shares subject to this Award shall always be a whole number. Any adjustments made by the Committee shall be conclusive and binding for all purposes of the Plan.

          11.     The Awards shall not confer upon the Optionee any right with respect to the continuance of employment with any of the Company and its affiliates, nor shall it affect any right which any of the Company and its affiliates may have to terminate the employment of the Optionee.

          12.     The Optionee (or Optionee's transferee) shall not be entitled to the rights of a stockholder with respect to any shares of the Company's Common Stock subject to the Option prior to the date of issuance of a certificate or certificates for such shares (or in the event that the Company is using a book entry system, the date the Company makes the appropriate book entry). No adjustment shall be made for dividends or distributions or other rights with respect to such shares for which the record date is prior to the date the stock certificate or certificates are issued (or appropriate book entry is made).

          13.     A copy of the Plan has been delivered to the Optionee prior to the execution hereof.

          14.     This Agreement shall be governed by the laws of the State of New York, other than its conflicts of laws provisions. In the event of an inconsistency between any term of the Plan and any term of this Agreement, the terms of the Plan shall govern.

ENERGY EAST CORPORATION By: /s/ Robert D. Kump Secretary

Dated: _______________

ACCEPTED AND AGREED TO:

Optionee acknowledges receipt of a copy of the Plan and represents that Optionee is familiar with the terms and provisions contained therein. Optionee hereby accepts the Awards subject to all of the terms and provisions of the Plan. Optionee hereby agrees to accept as binding, conclusive and final all decisions and interpretations of the Committee as to any questions arising under the Plan, the Option and the Stock Appreciation Rights.

/s/ Thomas S. Richards Optionee

Exhibit D

Press Release

PAUL C. WILKENS ELECTED PRESIDENT OF
ROCHESTER GAS & ELECTRIC CORPORATION (RG&E)

FOR IMMEDIATE RELEASE

          Albany, NY and Portland, ME, June 28, 2002 - Energy East Corporation [NYSE:EAS] today announced the election of Paul C. Wilkens as president of Rochester Gas & Electric Corporation and that Thomas S. Richards, who most recently had been chairman, president and chief executive officer of RGS Energy Group and RG&E, will be leaving the company.

          "Tom's contributions to the merger and integration process between RGS Energy Group and Energy East over the course of the last 14 months are most appreciated, and we wish him well in his future endeavors," said Wes von Schack, Energy East's chairman and chief executive officer.

          Before assuming his new role Wilkens worked at RG&E in various positions since 1973, including senior leadership positions with the company's generation assets, gas supply, support services and information technology. He has been senior vice president since 1998. He holds master's degrees in business administration from the University of Rochester's William E. Simon School of Business Administration and nuclear engineering from the University of Illinois at Urbana.

          "I am confident that under the leadership of Paul Wilkens and Mike Bovalino, who will continue as president and chief executive officer of Energetix, RGS will not miss a beat," von Schack said.

About Energy East: Energy East is a respected super regional energy services and delivery company that our customers can depend upon every day. We are a motivated and skilled team of professionals dedicated to creating a shareholder value through our focus on profitable growth, operational excellence and strong customer partnerships. We serve nearly 3 million customers (1.8 million natural gas and 200,000 other retail energy customers) throughout upstate New York and New England.

Contact:  Fausto Gentile
               Manager-Investor Relations
               Energy East Corporation
               607.347.2561